(1) Investments in Q1 ’21 include $95m of forward commitments that have not yet been funded. There can be no assurance that Safehold will complete these transactions. 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 E investors@safeholdinc.com Press Release Safehold Reports First Quarter 2021 Results NEW YORK, April 22, 2021 Safehold Inc. (NYSE: SAFE) reported results for the first quarter 2021. Highlights from the first quarter earnings announcement include:  Revenue of $43.5 million  Net income of $16.9 million  Earnings per share of $0.32  $166 million of new ground lease investments with an effective yield of 5.3%(1)  $1.0 billion new recast unsecured revolving credit facility  $770 million of cash & credit facility availability “Following our recent investment grade ratings from Moody’s and Fitch, Safehold recast a new $1.0 billion revolving credit facility, which will allow us to more efficiently deliver better ground lease capital to our customers,” said Jay Sugarman, Chairman and Chief Executive Officer. “With our ample liquidity and growing pipeline, we are excited to see the markets opening up as we continue to lead the expansion of the modern ground lease industry.” SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 E investors@safeholdinc.com Dial-In: 877.336.4440 International: 409.207.6984 Access Code: 6230255 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 1:00 p.m. ET on April 22, 2021 through 12:00 a.m. ET on May 6, 2021 by calling: Replay: 866.207.1041 International: 402.970.0847 Access Code: 8307576    About Safehold: Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com. Company Contact: Jason Fooks Senior Vice President Investor Relations & Marketing T 212.930.9400 E investors@safeholdinc.com